Exhibit 99.1

EPIRUS Biopharmaceuticals Reports Third Quarter Results and Provides Corporate Update

BOSTON, MA — November 10, 2014 - EPIRUS Biopharmaceuticals, Inc. (EPIRUS, NASDAQ: EPRS), a Boston-based biopharmaceutical company focused on the global development and commercialization of biosimilar monoclonal antibodies, today provided a corporate update and reported financial results for the third quarter ended September 30, 2014.

“This has been an exciting quarter for EPIRUS,” said Amit Munshi, president and CEO of EPIRUS.  “We completed our merger with Zalicus Inc. (Zalicus), started trading on NASDAQ as EPRS, received final approvals to market our Remicade® biosimilar in India, and entered into a multi-product collaboration agreement in China and Taiwan with Livzon Mabpharm, Inc. (Livzon).  We expect that the next few quarters will be similarly exciting, as we intend to launch BOW015 in India, pursue approvals in other targeted markets, and initiate an additional Phase 3 study for BOW015 in support of eventual approval in Europe.”

Corporate Highlights

•                  EPIRUS and Livzon Collaboration Agreement: In September, EPIRUS entered into a royalty-bearing, multi-product collaboration agreement with Livzon, a Chinese biotechnology company focused on the development, manufacture, and sale of antibody-based drugs.  Livzon was also a principal investor in the $36 million private financing round EPIRUS closed in April 2014, prior to becoming a public company.  Under the terms of the agreement, EPIRUS and Livzon will work together to develop, manufacture, and commercialize up to five biosimilar products. The first collaboration product is EPIRUS’ Remicade biosimilar BOW015 (infliximab).

•                  58 Week Follow up Data for BOW015: In September, EPIRUS announced 58 week open-label, follow-up data from an efficacy and safety trial comparing BOW015, a biosimilar infliximab, to Remicade.  The open label phase of the study was designed to provide data on long term safety and durability of response as well as long term safety for Remicade responders switching to BOW015. The data from the open-label phase suggests the patients can safely be started and maintained on BOW015 and that patients can be safely switched from Remicade to BOW015.

•                  BOW015 Receives Final Approvals in India: In September, EPIRUS announced that it received, through its manufacturing partner Reliance Life Sciences (Reliance), final marketing and manufacturing approvals for its Remicade biosimilar BOW015 (infliximab) from the Drug Controller General of India (DCGI).  BOW015 is the first infliximab biosimilar approved in India.   BOW015 will be manufactured by Reliance at a facility in Mumbai which was inspected and approved in July of this year.  The DCGI has issued the final clearances for BOW015, and EPIRUS and its commercialization partner Ranbaxy Laboratories Limited (Ranbaxy) expect to launch the drug, under the brand name Infimab®, by the first quarter of 2015.

•                  EPIRUS and Zalicus Merger: In July, EPIRUS announced the completion of a merger with Zalicus.  The combined company was renamed EPIRUS Biopharmaceuticals, Inc., and began trading on NASDAQ under the symbol EPRS on July 16, 2014.

Third Quarter 2014 Financial Highlights

•                  Cash and cash equivalents totaled $23.7 million at September 30, 2014.

•                  Research and development expenses were $5.4 million for the third quarter of 2014 compared to $1.9 million for the third quarter of 2013, an increase of $3.5 million, or 180%. We expect research and development expense to increase in the fourth quarter of 2014 as compared to the current period, due to increased development costs related to BOW015 and our pipeline products.

•                  General and administrative expenses were $8.5 million for the third quarter of 2014 compared to $1.1 million for the third quarter of 2013, an increase of $7.4 million, or 677%.  This increase was primarily the result of merger-related professional fees of $2.8 million, $1.9 million of severance paid in connection with the merger, $0.7 million related to commercialization and public reporting activities, $0.6 million related to increased headcount, and $0.9 million related to increased non-cash stock compensation. We expect general and administrative expense to decrease in the fourth quarter of 2014 as compared to the current period, due to decreased professional and consulting expenses.

•                  Net loss for the third quarter of 2014 was $13.9 million, and $31.4 million for the nine months ending September 30, 2014.

About EPIRUS

EPIRUS is building a global biosimilar enterprise to improve patient access to important medicines.  EPIRUS’ pipeline of biosimilar product candidates includes BOW015 (infliximab), BOW050 (adalimumab), and BOW030 (bevacizumab).  The reference products for these product candidates — Remicade®, Humira®, and Avastin®, respectively — together generated $26.2 billion in global sales in 2013.  EPIRUS also has two additional undisclosed preclinical product candidates.

EPIRUS’ strategy for commercial success relies on targeted approaches for diverse global markets.

For large markets with an established biosimilar regulatory framework, such as Europe, EPIRUS plans to commercialize its products using a combination of direct sales and local distributors.

For emerging markets with accessible regulatory frameworks for biosimilars, EPIRUS develops partnerships with local companies to accelerate regulatory approval and commercialize its products.

For high-growth global markets where local manufacturing confers strategic and operational advantages, EPIRUS intends to use its SCALE™ platform to deliver an In Market, For Market™ manufacturing solution with local partners.

More information about EPIRUS can be found at www.epirusbiopharma.com

Forward Looking Statements

Any statements made herein relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including the long-term safety and prospects of BOW015, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition, when or if used in this document, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to EPIRUS or its management, before or after the recent Zalicus merger, may identify forward-looking statements.  EPIRUS cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by EPIRUS to secure and maintain relationships with collaborators; risks relating to clinical trials; risks relating to the commercialization, if any, of EPIRUS’ proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that EPIRUS may lack the financial resources and access to capital to fund proposed operations.  Further information on the factors and risks that could affect EPIRUS’ business, financial conditions and results of operations are contained in EPIRUS’ filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Other risks and uncertainties are more fully described in EPIRUS’ filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The statements made herein speak only as of the date stated herein, and subsequent events and developments may cause EPIRUS’ expectations and beliefs to change.

While EPIRUS may elect to update these forward-looking statements publicly at some point in the future, EPIRUS specifically disclaims any duty or obligation to do so, whether as a result of new information, future events or otherwise, except as required by law.  These forward-looking statements should not be relied upon as representing EPIRUS’ views as of any date after the date stated herein.

Financial Statements

EPIRUS Biopharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$23,681	$1,798
Prepaid expenses and other current assets	1,958	888
Total current assets	25,639	2,686
Property and equipment, net	665	90
In-process research and development	5,500	2,437
Intangible assets, net	3,661	—
Goodwill	16,363	1,499
Restricted cash	1,825	25
Other assets	187	57
Total assets	$53,840	$6,794

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,760	$1,067
Accrued expenses	4,626	2,492
Other current liabilities	295	—
Convertible notes	—	12,500
Deferred tax benefit	185	185
Total current liabilities	6,866	16,244
Warrant liability	—	5,843
Deferred revenue, net of current portion	1,000	—
Deferred tax liability	2,166	—
Deferred tax benefit, net of current portion	600	738
Other non-current liabilities	813	—
Total stockholders’ equity (deficit)	42,395	(39,379)
Total liabilities, convertible preferred stock and stockholders’ equity	$53,840	$6,794

See accompanying notes to condensed consolidated financial statements.

EPIRUS Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Operating expenses:
Research and development	$5,397	$1,928	$11,488	$7,227
General and administrative	8,532	1,098	17,612	3,410
Total operating expenses	13,929	3,026	29,100	10,637
Loss from operations	(13,929)	(3,026)	(29,100)	(10,637)

Other income (expense):
Interest income (expense)	1	(589)	(2,390)	(1,596)
Change in fair value of warrant liability	(23)	(679)	(222)	(805)
Other income (expense), net	(5)	—	285	—
Total other income (expense), net	(27)	(1,268)	(2,327)	(2,401)
Loss before income taxes	(13,956)	(4,294)	(31,427)	(13,038)
Benefit (loss) from income taxes	21	16	(18)	16
Net loss	$(13,935)	$(4,278)	$(31,445)	$(13,022)

Net loss per share—basic and diluted	$(1.28)	$(18.05)	$(8.15)	$(55.38)

Weighted-average number of common shares used in net loss per share calculation—basic and diluted	10,846,655	237,026	3,857,027	235,123

Comprehensive loss	$(13,935)	$(4,278)	$(31,445)	$(13,022)

See accompanying notes to condensed consolidated financial statements

###

For Inquiries:

Russo Partners LLC

Tony Russo, 212-845-4251

tony.russo@russopartnersllc.com

or

Andrea Flynn, 646-942-5631

andrea.flynn@russopartnersllc.com

Remicade® is a registered trademark of Johnson and Johnson (www.jnj.com)

Humira® is a registered trademark of AbbVie (www.abbvie.com)

Avastin® is a registered trademark of Genentech (www.gene.com)

Infimab® is a registered trademark of Ranbaxy Laboratories (www.ranbaxy.com)